News Release

Media Relations:	Investor Relations:
Ferda Millan	Kathy Ta
408-601-5429	408-601-5697
ferda.millan@maximintegrated.com	kathy.ta@maximintegrated.com

Kip Hagopian Retires as Chairman of Maxim Integrated’s
Board of Directors After 25 Years of Service

William P. Sullivan elected as new Chairman of the Board

San Jose, CA - May 11, 2016 - Maxim Integrated Products, Inc., (NASDAQ: MXIM) today announced the retirement of Kip Hagopian as the Company’s Chairman of the Board. William (Bill) P. Sullivan, currently a member of Maxim’s Board, will assume the Board Chair position, effective immediately. Mr. Hagopian will continue to serve on the Board, in a non-Chair director capacity, until the end of Maxim’s 2016 fiscal year, June 25, 2016. The Board of Directors voted to give Mr. Hagopian the honorary title of Chairman Emeritus.

Mr. Hagopian, who was a founding investor in Maxim in his capacity as a General Partner and Founder of private equity and venture capital firm, Brentwood Associates, served as a member of Maxim’s Board of Directors during two separate time periods: first, from Maxim’s founding in 1983 until 1989, shortly after the Company’s 1988 initial public offering; then, from 1997 to the present. He has held the position of Chairman since 2007.

“We thank Kip for his leadership, dedication, and decades of commitment to Maxim, and wish him the best in his retirement. Kip consistently provided key strategic advice and excellent board leadership throughout his tenure as Chairman, during which we could always count on him to challenge the management team to make Maxim a better company,” said Tunc Doluca, Maxim Integrated's President and Chief Executive Officer.

Reflecting on his retirement, Mr. Hagopian said, “This is a bittersweet moment in my career. I am excited by what my future may hold, both in business and philanthropy. But I am also sad to be leaving a company that I have served and loved for half my business life. I will particularly miss working with Maxim’s extraordinary CEO, Tunc Doluca and the superb management team he leads, as well as my very talented colleagues and good friends on the Maxim Board.”

William Sullivan, who will assume the position of Chairman, is a veteran of more than two decades at Hewlett-Packard (HP), and from 2005 to 2015, served as Chief Executive Officer of Agilent Technologies, a global provider of scientific instruments, software, services and consumables in life sciences, diagnostics, and applied chemical markets, after its spin-out from HP. Prior to that, he was Executive Vice President and Chief Operating Officer of Agilent from 2002 to 2005 and Senior Vice President and General Manager of Agilent's Semiconductor Products Group from 1999 to 2002. Mr. Sullivan spent the first 23 years of his career at HP in a series of management positions of increasing responsibility, mainly in the semiconductor group.

"As a member of the search committee, I was active in recruiting Bill Sullivan to the Maxim Board and have come to know him as an exceptionally qualified and highly respected technology executive. Given his extensive experience as a veteran of the semiconductor industry, he is a natural fit for the role of Chairman of Maxim’s Board," said Mr. Hagopian.

"I have known Bill for several years and am very much looking forward to working with him,” added Tunc Doluca. “Enhanced customer engagement and insight are important elements of our focus on growing revenue, and Bill's counsel and oversight will add greatly to meeting our strategic objectives.”

About Maxim Integrated
Maxim is bringing new levels of analog integration to automotive, cloud data center, mobile consumer, and industrial applications. We’re making technology smaller, smarter, and more energy efficient, so that our customers can meet the demands of an integrated world. Learn more at http://www.maximintegrated.com.